----------------
 MANATT
 ----------------
 PHELPS
 ----------------
 PHILLIPS
 ----------------
 ATTORNEYS AT LAW


April 5, 2000
Videonics, Inc.
1370 Dell Avenue
Campbell, California  95008


         Re: Videonics, Inc. - Registration Statement on Form S-8 for Offering of an Aggregate of 120,000 Shares of Common Stock

Gentlemen:

         We have acted as counsel to Videonics, Inc., a California corporation (the "Company") in connection with the Registration Statement on Form S-8 to be filed on April 5, 2000 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering 120,000 shares of the Company's Common Stock, no par value (the "Shares"), consisting of 120,000 shares authorized for issuance under a Nonstatutory Stock Option Acceptance Letter dated March 23, 1998 by and between the Company and B. Yeshwant Kamath (the "Agreement").

         This opinion is being furnished in accordance with the  requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

         We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the establishment of the Agreement and originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

         Based upon the foregoing review, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Agreement and the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable.


                         MANATT, PHELPS & PHILLIPS, LLP

          3030 Hansen Way, Suite 100, Palo Alto, California 94304-1006

                       o 650-812-1300 o FAX 650-213-0260

       Los Angeles o Nashville o Palo Alto o Sacramento o Washington, D.C.

April 5, 2000
page 2


         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent Amendment thereto.

         This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Agreement or the Shares.

                                             Very truly yours,


                                             /s/ Manatt, Phelps & Phillips, LLP


                                             Manatt, Phelps & Phillips, LLP

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